Exhibit 99.1

PolarityTE Appoints Richard Hague as Chief Executive Officer and Elects David Seaburg

to Board of Directors and Chair of Strategic Review Committee

Ryan Mathis, MD, named Chief Medical Officer

SALT LAKE CITY, September 2, 2021 – PolarityTE, Inc. (Nasdaq: PTE) today announced the appointment of Richard Hague as Chief Executive Officer, the election of David Seaburg to the Board of Directors, and the appointment of Ryan Mathis, MD, as Chief Medical Officer.

Mr. Hague joined the Company in April 2019 as Chief Operating Officer and served in the Office of the Chief Executive beginning in August 2019 until April 2020, when he began serving as the Company’s President in addition to Chief Operating Officer. Mr. Hague is an accomplished biotechnology executive with extensive experience across multiple disciplines in companies at various stages of product development and commercialization. Before joining PolarityTE, Mr. Hague was the Chief Commercial Officer at Anika Therapeutics, where he oversaw all global commercial activities, as well as the R&D and Clinical Research functions. Prior to his tenure with Anika, Mr. Hague was Vice President of Sales and Marketing at TEI Medical, where he led the significant sales growth of their wound care product platform, which was later acquired by Integra LifeSciences. He spent a significant portion of his career at Genzyme and later Sanofi (following Sanofi’s acquisition of Genzyme), where he held positions of increasing responsibility, culminating in his role as VP/General Manager of Sanofi’s Cell Therapy and Regenerative Medicine Business Unit. While at Genzyme, Mr. Hague was involved in the launch of the first autologous cell therapy product that ultimately led to FDA’s establishment of the BLA regulatory pathway. Subsequently, he has led the successful development and launch of several innovative products in the biologics and medical device arenas.

With PolarityTE’s transition away from a commercial enterprise and towards a clinical research and development stage company, the Board is pleased to have Mr. Seaburg rejoin as a director and looks forward to his continued support of the Company, management team, and strategic initiatives. Mr. Seaburg will become the Chair of the Board’s Strategic Review Committee and is expected to participate in the Company’s corporate strategy and capital formation activities.

Mr. Seaburg joined PolarityTE in August 2018 as a director and subsequently joined the management team in January 2019, serving as President of Corporate Development until August 2019, when he joined the Office of the Chief Executive, before being named Chief Executive Officer in April 2020. During Mr. Seaburg’s tenure in management, the Company completed several significant restructuring initiatives, primarily focused on reducing costs, enhancing sales of SkinTE® when it was previously marketed as a 361 HCT/P, and preparing PolarityTE for the changes that would be required from a regulatory perspective for SkinTE following the conclusion of FDA’s period of enforcement discretion for 361 HCT/Ps in May 2021. Under Mr. Seaburg’s leadership, the Company substantially reduced its operating costs, grew revenues to record levels when SkinTE was marketed, and Mr. Seaburg was instrumental in shifting the Company’s strategic focus to pursuing a biologics license application for SkinTE. In the fourth quarter of 2019, just after Mr. Seaburg joined management, revenues from the sale of SkinTE were $0.7 million, and in the first quarter of 2021, which was the last full quarter of SkinTE sales activity, the Company’s revenues for SkinTE were $1.73 million or 147% higher. Furthermore, cash used in operations during the fourth quarter of 2019 was $16.0 million, or an average of $5.3 million per month, and in the second quarter of 2021 cash used in operations was $4.1 million, or an average of $1.4 million per month—a difference of 74%.

Dr. Mathis has been with the Company since December 2017, serving in roles of increasing responsibility including Vice President of Clinical Operations and, most recently, Vice President of Commercial Strategy. In that role, Dr. Mathis led important changes to the SkinTE commercial function when the product was previously marketed as a 361 HCT/P. Dr. Mathis earned his undergraduate and medical degrees at Penn State University before joining the Medstar Georgetown University Plastic Surgery Department as a resident. While at Georgetown, Dr. Mathis received numerous awards from his peers and colleagues for distinguished clinical performance and for medical education. Dr. Mathis has published multiple papers and presented on various clinical and basic science research topics in the fields of plastic surgery, cardiac surgery, and wound care, and is a visiting Professor for the Biotechnology Program at Georgetown University.

David Seaburg commented, “With the changes we implemented over the past two years and the clear strategic focus we have achieved, now is the appropriate time for me to rejoin the Board of Directors. The Company is in great hands with Richard Hague at the helm, and Rich’s extensive industry experience will be vital as we progress SkinTE down the BLA regulatory pathway. We are fortunate to have a clinical leader in Ryan Mathis who spent years on the front lines and saw the extraordinary clinical impact that SkinTE had on patients, while also collecting invaluable feedback from physicians and other healthcare providers in the field.”

Richard Hague commented, “Nothing drives me more than helping to bring groundbreaking treatments to patients in need. Having seen the evolution of the BLA pathway first-hand during my time at Genzyme, I could not be more excited to lead PolarityTE as we seek to commence clinical studies with SkinTE under IND and advance this extraordinary asset towards a BLA submission. We have been working closely with the FDA and look forward to crafting a development program for SkinTE to maximize its clinical reach in service of patients suffering from hard-to-treat chronic cutaneous ulcers. The experience we gained during the prior marketing of SkinTE as a 361 HCT/P gives me and our team tremendous confidence moving forward. We have a great deal of work to do but are energized and emboldened to do whatever it takes to make this product available to patients once again. I want to thank David for his leadership and execution over the past two years and I look forward to continuing to work with him in his new role on the Board.”

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing, and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic, and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative methods are intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. PolarityTE’s products, including SkinTE, are in the development stage, and are not approved or available for clinical use. Learn more at www.PolarityTE.com – Welcome to the Shift®.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic, future clinical studies, and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697